Charles E. Smith

                           Certified Public Accountant
                                 709-B West Rusk
                                    Suite 580
                              Rockwall, Texas 75087

                            TELEPHONE (214) 212-2307


                                  March 5, 2001


U.S. Securities & Exchange Commission
450 Fifth Street NW
Washington, DC 20549

RE:      Wholesale On The Net, Inc.

Dear Sir,

Wholesale On The Net, Inc. had engaged Charles E. Smith to audit its financial statements at and for the period ended June 30, 2000. On March 5, 2001, I resigned as auditor due to time constraints and notified Wholesale On The Net, Inc. at that time.

During Wholesale On The Net, Inc.'s relationship with me, Charles E. Smith, Certified Public Accountant, there were no disagreements between Wholesale On The Net, Inc. and myself on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. In addition, there were no disagreements between the Wholesale On The Net, Inc. and myself on any matter of accounting principles or practices, financial statement disclosure or auditing scope and procedures for the work for the June 30, 2000 financial statements, or for any other work in connection with Wholesale On The Net, Inc.

Please contact me if you should need any further information.

Respectfully Yours,

/s/ Charles E. Smith

Charles E. Smith